Exhibit 4.9

SECOND AMENDMENT TO AMENDED AND RESTATED

SECURITY AGREEMENT, PLEDGE AND INDENTURE OF TRUST

Reference is hereby made to that certain Amended and Restated Security Agreement, Pledge and Indenture of Trust dated as of June 30, 1997 (as the same may be amended, the “Company Security Agreement”), from World Acceptance Corporation (the “Company”) to Harris Trust and Savings Bank, as Security Trustee. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Company Security Agreement.

The Company and the Security Trustee, acting at the direction of the Noteholders, have agreed to amend the definition of “Receivables” as set forth in the Company Security Agreement to reflect changes in Article 9 of the Uniform Commercial Code, and this instrument shall constitute an agreement between the Company and the Security Trustee amending the Company Security Agreement in the respects, but only in the respects, hereinafter set forth:

1. The definition of “Receivables” appearing in Section 1.1 of the Company Security Agreement shall be amended and restated in its entirety to read as follows:

“Receivables” shall mean all accounts receivable, receivables, contract rights, controls, instruments, notes, drafts, bills, acceptances, documents, chattel paper, general intangibles and all other forms of obligations owing to a Person, including, without limitation, all Accounts, Instruments (including Promissory Notes), Documents, Chattel Paper (including tangible and electronic Chattel Paper), Letter of Credit Rights, Supporting Obligations, General Intangibles (including Payments Intangibles), as defined in the Uniform Commercial Code as in effect in the State of South Carolina.

2. As collateral security for the indebtedness, obligations, and liabilities of the Company set forth in Section 2 of the Company Security Agreement, the Company hereby grants and reaffirms to the Security Trustee a continuing lien on and security interest in, and acknowledges and agrees that the Security Trustee has and shall continue to have a continuing lien on and security interest in, all of the Collateral described therein, including all Receivables as defined above whether now existing or hereafter arising or acquired. Neither the Company nor the Security Trustee intends by this Amendment to in any way impair or otherwise affect the lien of the Company Security Agreement on such of the Collateral which was subject to the Company Security Agreement prior to giving effect to this Amendment.

3. The Company hereby repeats and reaffirms all of its covenants, agreements, representations and warranties contained in the Company Security Agreement, each and all of which shall be applicable to all of the properties, rights, interests and privileges subject to the lien of the Company Security Agreement after giving effect to this Amendment. The Company hereby certifies that no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default exists under the Company Security Agreement after giving effect to this Amendment.

4. No reference to this Amendment need be made in any note, instrument or other document at any time referring to the Company Security Agreement, any reference in any of such to the Company Security Agreement to be deemed to reference to the Company Security Agreement as modified hereby.

5. Except as specifically modified hereby, all the terms and conditions of the Company Security Agreement shall stand and remain unchanged and in full force and effect.

PLEDGOR:

WORLD ACCEPTANCE CORPORATION

By	[signature]

Name

Title

Acknowledged and agreed to as of the date first above written.

HARRIS TRUST AND SAVINGS BANK, as Security Trustee

By	[signature]

Name

Title

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